Exhibit 21.1

Subsidiaries

Independence Realty Operating Partnership, LP

IRT Limited Partner, LLC

IRT Belle Creek Apartments Colorado, LLC

IRT Centrepoint Arizona, LLC

IRT Copper Mill Apartments Texas, LLC

IRT Crestmont Apartments Georgia, LLC

IRT Cumberland Glen Apartments Georgia, LLC

IRT Heritage Trace Apartments Virginia, LLC

IRT Runaway Bay Apartments, LLC

IRT Tresa At Arrowhead Arizona, LLC

Berkshire II Cumberland, LLC

Berkshire Square, LLC

IRT Crossings Owner, LLC